Exhibit 10 (b)


                           GENERAL AGENCY AGREEMENT
                     (hereinafter called the "Agreement")

                                   between

                         MILLERS GENERAL AGENCY, INC.

                   (hereinafter called the "General Agent")

                                     and

                     CLARENDON NATIONAL INSURANCE COMPANY
                      (hereinafter called the "Company")

                   made as of the 15th day of August. 2001


                                   RECITALS

           A. The Company would like the General Agent to produce and administer the Company's insurance policies and renewals thereof ("Policies", or individually, the "Policy") for the insurance cover ages listed on Schedule 1 and in the states listed on Schedule 2 during the period from the date of this Agreement ("Effective Date") until this Agreement terminates, and the General Agent is willing to do so on behalf of the Company in accordance with the terms of this Agreement.

           B. The General Agent acknowledges that the Company is at risk under, and has ultimate responsibility for, the Policies; therefore, the General Agent agrees that the Company has and will retain the authority to make the final decision on all matters pertaining to the Policies.

           C. The parties intend that the Company earn a profit from the issuance of the Polices. In keeping with that intention, the General Agent will diligently perform its duties under this Agreement in an ethical, legal and professional manner, and with commercially reasonable efforts.

           D. The parties are concurrently entering into a Claims
 Administration Agreement (the "Claims Agreement") pursuant to which the General Agent shall act for the Company as Administrator of claims arising under the Policies.

           IN CONSIDERATION OF THE MUTUAL PROMISES EXCHANGED, the parties agree as follows:


                                  ARTICLE 1

                            UNDERWRITING AUTHORITY

      1.1 Authority to issue Policies. From the Effective Date to the termination of this Agreement the General Agent shall have the authority to issue Policies and binders in compliance with the standards set forth in
 Section 1.5 through duly licensed insurance brokers, agents, producers. or similar persons or companies (collectively "Agents"). The appointment of and authority granted to the General Agent is not exclusive, and the Company may, if it wishes, appoint additional general agents to issue Policies.

      1.2 Appointment of Agents. In those states where the insurer is required to appoint Agents, the Agents shall be appointed by or on behalf of the Company. The General Agent shall reimburse the Company for any fees and appointment costs (including any costs incurred by the Company or through an independent vendor on the Company's behalf to process agency appointments) that the Company is required to pay to appoint the General Agent or any Agent. The General Agent shall not authorize or permit any Agent to issue Policies on behalf of the Company unless the Company has given the General Agent its written approval for such authorization.

      1.3 Responsibility for Agents The General Agent shall be solely responsible for overseeing the placement of business through Agents, and any agreements regarding the placement of such business shall be made directly between the General Agent and the Agents. Such agreements shall contain or shall be amended to contain language stating that the Agents shall have no claim against the Company, and will look solely to the General Agent, to recover any costs, expenses, or damages incurred by the Agents as a result of any act or omission of the General Agent, whether the General Agent is acting on its own behalf or on behalf of the Company. The General Agent agrees to indemnify the Company against any fines levied against, or expenses incurred by, the Company as a result of (i) the General Agent accepting business from an unlicensed Agent, or (ii) the failure of the General Agent or any Agent or the Company to comply with any applicable statute, rule or requirement regulating the business relationship between the Company and the General Agent or any Agent; and the General Agent shall promptly notify the Company of any such non-compliance, if the Company fails to comply with any such statute, rule or requirement, the General Agent will be deemed to have satisfied its indemnity obligation if, not later than ninety (90) days before the institution of any action by any regulatory agency, it delivers written notice to the Company describing in detail the specific portion of any statute, rule or requirement involved and the appropriate action that must be taken by the Company to comply with same; the notice shall satisfy the General Agents indemnity obligation only as to the particular matter specified in the notice.

      1.4 Form 1099. The General Agent shall prepare separate, itemized monthly statements of the business placed by each Agent through the General Agent, and shall furnish each Agent with an IRS Form 1099 each year when required.

      1.5 Standards for Issuing Policies and for Underwriting Services. The General Agent is authorized to bind coverage, issue and endorse Policies in the name of the Company, and cancel or refuse to renew binders or Policies in its reasonable judgment and in accordance with all applicable laws and regulations. All underwriting services to be provided by the General Agent under this Agreement shall conform to the written standards or guidelines of the General Agent ("Underwriting Standards"). The General Agent shall be solely responsible for assuring that the Underwriting Standards comply with all governmental statutes, rules, or regulations of any applicable jurisdiction. Upon signing this Agreement, tile General Agent shall provide to the Company a copy of its then in effect Underwriting Standards and the General Agent shall provide to the Company any updates, modifications, or amendments thereof less than annually throughout the term of this Agreement. The General Agent shall perform its obligations in conformity with any reasonable standards, instructions, practices or procedures which the Company may, from time to time, provide to the General Agent, which standards, instructions, practices and procedures shall, when provided to the General Agent, become part of the Underwriting Standards. The Underwriting Standards shall include, without limitation, the basis of premium rates to be charged, the lines of insurance coverages which may be written, maximum limits of liability, applicable exclusions from coverage, territorial limitations, cancellation provisions, the maximum Policy period, and control of Policy issuance. The Underwriting Standards shall also include the applicable limitations and exclusions set forth in the Company's reinsurance agreements ("Reinsurance Agreements"), a current schedule of which is attached hereto, covering business produced under this Agreement and the Policies. The Company agrees to, where applicable, provide the relevant sections of the Reinsurance Agreements to the General Agent, either directly or through a reinsurance intermediary or other representative. Once the General Agent receives copies of the Reinsurance Agreements, the lmitations and exclusions set forth in the Reinsurance Agreements will become part of the Underwriting Standards, and the General Agent will be bound by such limitations and exclusions. Notwithstanding the foregoing, the Company has and will retain the authority to make the final decisions on underwriting matters including, without limitation, the acceptance, rejection, or canceling of risks. The General Agent shall adhere to the following provisions when exercising its authority under this Agreement:

           (a)  Policies shall be issued only for the coverages listed on
 Schedule 1 and only in the states listed on Schedule 2.

           (b) Policies shall be issued only in strict accordance with the Underwriting Standards for such Policies.

           (c) The General Agent shall maintain control procedures relating to binder and Policy issuance, notification of insureds, and other matters relating to Policy administration.

           (d) Any binder or Policy issued by or at the request of the General Agent that does not comply with the Underwriting Standards or the Company's explicit written lawful instructions For such Policy shall, at the Company's request, be promptly terminated by the General Agent in accordance with applicable law; and the General Agent agrees to indemnify the Company against any liability arising under or relating to such binder or Policy, or its cancellation.

           (e) The General Agent may not write business in excess of $50,000,000 Net Written Premium (i.e. gross written premium less premium returned for Policy cancellations) for the first and each subsequent Underwriting Year of this Agreement, unless otherwise agreed to in writing by the Company and the General Agent. The first Underwriting Year is the period From the Effective Date to and including December 31, 2001; and each subsequent Underwriting Year will be the period commencing January 1st and ending December 31st of such year.

           (f) Binders shall be issued for a maximum term of thirty (30) days and Policies shall be issued for a maximum term of one (1) year.

           (g) The General Agent shall utilize only insurance contract wording, endorsement wording, and rates and rules, that are approved in writing by the Company (which approval shall not be unreasonably withheld) and, to the extent necessary, are properly flied with or approved in writing by the appropriate regulatory authority. Before issuing any Policies, the General Agent shall provide to the Company for its review and approval the proposed insurance contracts, endorsements, binders, rating plans and rules (collectively "Forms and Rates"), to be used by the General Agent in administering the Policies. The Forms and Rates shall comply with applicable statutes, regulations and directives. The General Agent shall pay all third party expenses incurred in (i) preparing the Forms and Rates, and (ii) in filing the Forms and Rates with the appropriate regulatory authorities.

           (h) The General Agent hall have no authority to:

                (i) cede, purchase or bind any reinsurance or retrocessions, including, but not limited to. facultative or treaty, on behalf of the Company

                (ii) commit the Company to participate in insurance or reinsurance syndicates;

                (iii) appoint any Agent without reasonable assurance that such Agent is legally licensed to transact the insurance business for which it is appointed;

                (iv) collect any payment from a reinsurer or commit the Company to a claim settlement with a reinsurer without the Company's prior approval; and if such approval is given, a report shall he promptly forwarded to the Company by the General Agent;

                (v) permit any of its Agents or any employee of any of its Agents to sit on its board of directors;

                (vi) jointly employ an individual who is employed with the Company; or

                (vii) appoint a submanaging general agent.

           (i) The General Agent shall process all assigned risk Policies at the same commission rate as provided in Article 2.

           (j) The Company may require the General Agent to terminate the coverage provided by any Policy so long as such termination does not violate any law or regulation or contract. If the Company wishes to terminate coverage, the Company may instruct the General Agent to send such non-renewal or cancellation notice as may be required by the Policy or the applicable regulatory authority and the General Agent shall promptly comply with such instructions, if the General Agent receives written notice from the entity administering claims under the Policies on behalf of the Company that sums due the Company from the holder of the Policy (for example, deductible reimbursement) are more than thirty (30) days overdue, the General Agent shall within three (3) business days thereafter, send written notice to the holder of the Policy ("Policyholder") canceling the Policy subject to limitations or restrictions imposed by law. If the General Agent fails to send such cancellation notice within the time specified, the General Agent shall indemnify the Company against any loss suffered by the Company which arises out of or relates to such Policy (including covered claims under the Policy) from and after the late when the Policy should have been canceled by the General Agent.

           (k) the General Agent is responsible for ensuring that Policies are administered according to customary and usual customer service and policy administration standards. The General Agent shall promptly respond to inquiries, correspondence and communications, whether written, telephonic or electronic. Endorsements and all matters affecting the issuance and maintenance of Policies shall be performed in a timely and competent manner, and in compliance with usual insurance industry and professional standards. The General Agent shall ensure that it has sufficient staffing or independent contractors to perform all its functions and obligations hereunder, and to assist in servicing the business and Policies, as required by this Agreement.

           (l) The General Agent shall ensure that the aggregate limits of liability for all Policies issued in any Underwriting Year shall not exceed the aggregate exposure limitations or restrictions set forth in the Company's Reinsurance Agreements.

      1.6  Insurance Coverages to be Maintained by the General Agent.

           (a) The General Agent shall maintain an errors and omissions insurance policy issued by an insurance carrier with an A.M. Best rating of A- or higher or approved by the Company, with policy limits of no less than the greater of (i) One Million ($1,000,000) Dollars or (ii) an amount sufficient to satisfy the financial responsibility requirements of the insurance codes of the applicable states, and with a deductible no greater than Fifty Thousand ($500,000) Dollars. As a condition precedent to the Company's entering into this Agreement, The Millers Insurance Company shall execute and deliver to the Company a guarantee of payment of the errors and omissions deductible shortfall ("E&O Shortfall") for the initial limit of $450,000 excess $50,000. The E&O Shortfall shall thereafter be determined annually and shall equal the actual deductible under the errors and omissions policy minus $50,000, excess $50,000. The guarantee shall be in the form attached as Schedule 6

           (b) If at any time during the term of this Agreement the Company makes a determination that the General Agent is a "managing general agent" as defined in the New Jersey Managing General Agent's Act and such determination is confirmed by the New Jersey Department of Insurance, the Company shall so notify the General Agent ("MGA Notification") and the General Agent shall within thirty (30) days thereafter obtain and maintain the following insurance coverages in lieu of the insurance coverage provided for in subparagraph (a):

                (i) The General Agent shall maintain an errors and omissions insurance policy issued by an insurance carrier admitted to transact business in the State of New Jersey, or an eligible surplus lines insurer, in either case subject to the approval of the New Jersey Department of Insurance, with policy limits of no less than the greater of (i) One Million $1,000,000) Dollars or
           (ii) Twenty-Five (25%) Percent, up to $10,000,000, of Net Written Premium from business attributable to the General Agent for the previous calendar year, the coverage hereunder to be adjusted, if necessary, on or before April 1 of each year. Proof satisfactory to the Company of the issuance and maintenance of such errors and omissions policy shall he submitted annually to the Company not later than April 30th of each year.

                (ii) The General Agent shall obtain and maintain a surety bond for the protection of the Company issued by an insurance carrier admitted to transact fidelity and surety business in the State of New Jersey and subject to the approval of the New Jersey Department of insurance, in an amount of no less than the greater of (i) One Million ($1,000,000) Dollars or (ii) Twenty-Five (25%) Percent, up to $10,000,000. of Net Written Premium from business attributable to the General Agent for the previous calendar year, the bond hereunder to be adjusted, if necessary, on or before April 1st of each year. The executed bond, as adjusted, shall be promptly submitted to the Company.

       1.7 Compliance with Law. The Company and the General Agent shall each maintain all licenses and regulatory approvals necessary to conduct the business to which this Agreement refers. If an MGA Notification is sent to the General Agent, the General Agent shall as soon as practicable thereafter apply for a license as an insurance producer in the State of New Jersey, whether or not New Jersey is a state in which the General Agent is authorized under this Agreement to issue Policies and whether or not the General Agent is domiciled or located in a state or states other than New Jersey. The General Agent shall be and remain in compliance with, and shall ensure that all Agents are in compliance with, the laws and regulations which affect the binders, Policies and other regulated documents issued pursuant to this Agreement.

       1.8 Company Rates and Forms Approval. The Company shall use commercially reasonable efforts to obtain the approval of its rates and forms, in the applicable states, at the earliest practicable date after the Effective Date.

                                  ARTICLE 2

                                 COMPENSATION

      2.1  For Policies issued or renewed on or before December 31, 2001:

           (a) Provisional Commission. The Company shall pay the General Agent a commission (Provisional Commission") equal to a percentage of Net Written Premium as determined by the minimum ceding commission percentage ("Ceding Commission") paid or to be paid to the Company under the relevant reinsurance treaty, less the Company's retained fee equal to five percent (5%), less a retained "Tax Allowance" equal to three percent (3%). Provisional Commission shall be paid on a written premium basis to the extent Ceding Commission is paid to the Company on a written premium basis. In the event Ceding Commission is paid to the Company on a collected premium basis, then in such event, notwithstanding anything herein to the contrary, the Company shall pay Provisional Commission to the General Agent on a collected premium basis. The Company shall also pay the General Agent any policy and service fees collected by the General Agent less the applicable premium taxes on such fees. The General Agent shall pay the Company a return commission ("Return Commission") on return premium and the rate the Provisional Commission was paid to the General Agent. "Net Written Premium" as used herein shall mean gross written premium less premium returned for Policy cancellations.

           (b) Commission Adjustment. Provisional Commission paid pursuant to Section 21(a) herein shall be adjusted so that the adjusted commission ("Adjusted Commission") paid under this Agreement will equal one hundred percent (100%) percent of ceded commission paid to the Company from its reinsurers as if the Company had reinsured 100% of the insured risk under the Policies under a quota share reinsurance agreement having the same terms and conditions (except for the Company's risk retention) as the actual quota share reinsurance agreement ("Quota Share treaty") reinsuring the insured risk under the Policies, less the Company's retained fee equal to five percent (5%), less the retained tax Allowance. The General Agent will receive adjusted commission with respect to l00% of Net Written Premium. The Company shall remit any amount by which the Adjusted Commission exceeds the commission paid to the General Agent, within thirty (30) days after the Company's actual receipt of its adjusted ceding commission remittance from its reinsurers pursuant to the terms of the Quota Share Treaty. If the Company determines that (i) the commission paid to the General Agent exceeded the actual amount of the Adjusted Commission to which the General Agent was entitled, the General Agent shall pay the excess amount to the Company within five (5) business days after demand. If the ceding commission under the Quota Share Treaty is modified after the date hereof the General Agency shall continue to receive one hundred percent (100%) of the modified ceding commission, as modified above.

      2.2  For Policies issued or renewed on or after January 1, 2002:

           (a) Provisional Commission. The Company shall pay the General Agent a commission ("Provisional Commission") equal to a percentage of Net Written Premium as determined by the minimum ceding commission percentage ("Ceding Commission") paid or to be paid to the Company under the relevant reinsurance treaty, less the Company's retained fee equal to five percent (5%), less a retained tax Allowance equal to three percent (3%). Provisional Commission shall be paid on a written premium basis to the extent Ceding Commission is paid to the Company on a written premium basis. In the event Ceding Commission is paid to the Company on a collected premium basis, then in such event, notwithstanding anything herein to the contrary, the Company shall pay Provisional Commission to the General Agent on a collected premium basis. The Company shall also pay the General Agent any policy and service fees collected by the General Agent less the applicable premium taxes on such fees. The General Agent shall pay the Company a return commission ("Retort Commission") on return premium at the rate the Provisional Commission was paid to the General Agent. "Net Written Premium" as used herein shall mean gross written premium less premium returned for Policy cancellations.

           (b) Profit Sharing Commission. In addition to the Provisional Commission, the Company shall pay the General Agent a commission ("Profit Sharing Commission") equal to one hundred percent(100%) percent of the profit sharing remittance, if any, which would be due the Company from its reinsurers if the Company had reinsured 100% of the insured risk under the Policies under a quota share reinsurance agreement having the same terms and conditions (except for the Company's risk retention) as the actual quota share reinsurance agreement ("Quota Share Treaty") reinsuring the insured risk under the Policies. The General Agent will receive profit sharing commission with respect to 100% of Net Written Premium. The Company shall remit any Profit Sharing Commission to the General Agent within thirty (30) days after the Company's actual receipt of its profit sharing remittance from its reinsurers pursuant to the terms of the Quota Share Treaty. If the Company determines that (i) the Profit Sharing Commission it paid to the General Agent exceeded the actual amount of Profit Sharing Commission to which the General Agent was entitled, the General Agent shall pay the excess amount to the Company within five (5) business days after demand. If the ceding commission under the Quota Share Treaty is modified after the date here of the General Agency shall continue to receive one hundred percent (100%) of the modified ceding commission, as modified above.


                                  ARTICLE 3

                       RECORDS, REPORTS AND PROCEDURES

      3.1 General. The General Agent shall prepare and maintain complete, accurate and orderly underwriting books, files, records and accounts of all transactions involving the business transacted pursuant to this Agreement, and will maintain same in accordance with generally accepted insurance and accounting practices. The Company's representatives, at the Company's expense, shall have the right (but not the obligation) from time to time, during normal business hours, on reasonable notice to thc General Agent, to inspect, audit, copy and make extracts from the General Agent's books, files, records and accounts relating to business transacted pursuant to this Agreement.

      3.2 Premiums and Premium Bank Account. The General Agent shall remit to the Company all premiums due the Company, whether collected or not, which premiums shall be calculated from the effective date of coverage under the applicable Policies. Immediately upon receipt, the General Agent shall deposit all premiums and other funds collected in respect of the Policies into a deposit-only bank account to be established and controlled by the Company alone ("Premium Bank Account"). The General Agent shall be deemed to have a fiduciary responsibility to the Company with respect to such premiums and other funds. If premium is not paid by a holder of a Policy when it is due, the General Agent shall cancel the Policy in accordance with the Underwriting Standards. The General Agent shall, nevertheless, be and remain responsible for depositing into the Premium Bank Account all premiums as and when due whether collected or not, calculated from the effective date of the Policies involved to the termination date of such Policies. The General Agent shall have no right of offset against premium or return premium.

      3.3 Policy Collection Register. All funds deposited into the Premium Bank Account shall be supported by the "Policy Collection Register" (defined in Schedule 3). The General Agent shall reconcile cash deposited into the Premium Bank Account to the Policy Collection Register on a monthly basis.

      3.4 Policy Register. The General Agent shall maintain and furnish to the Company, or its data processing facility, a "Policy Register" (as defined in Schedule 3). The General Agent shall process and include all bound Policies on the Policy Register within ten (10) days after each Policy's effective date.

      3.5 Receivable Register. The General Agent shall establish and maintain a "Receivable Register" (as defined in Schedule 3) and shall furnish a copy each month to the Company. The Receivable Register shall be reconciled each month in the manner provided in Schedule 3

      3.6 Return Premium Register. The General Agent shall establish and maintain a "Return Premium Register" (as defined in Schedule 3) setting forth return premium paid for each Policy canceled and/or return premium endorsement.

      3.7 Operating Account. The Company shall establish, fund and maintain a separate bank account ("Operating Account") upon which the General Agent may draw to pay return premium due holders of Policies and Provisional Commission due the General Agent. Provisional Commission maybe withdrawn on a weekly basis provided the applicable Policies have been recorded in the Policy Collection Register and the premiums have been deposited in the Premium Bank Account. The General Agent shall deposit in the Operating Account any Return Commission due the Company. The General Agent shall reconcile all disbursements from the Operating Account each month by type and amount of disbursement (e.g. return premium. Provisional Commission, commissions due to or from Agents), and a copy of such reconciliation, when completed, shall be furnished to the Company.

      3.8 Procedures.

           (a) The General Agent shall establish and maintain written operational procedures to handle all business related to the Policies.

           (b) All reports and reconciliations to be provided to the Company under this Article 3 (whether in hard copy or maintained on computers) shall be forwarded to the Company not later than seven (7) days after the end of each month. The electronic files maintained by the General Agent shall be delivered to the Company as frequently as may be reasonably requested by the Company. The General Agent shall also, at the Company's request, furnish the Company with updated copies of the General Agent's computer data base ("Data") maintained in support of the business written pursuant to this Agreement. The data shall be in a format (i) reasonably acceptable to thc Company and any entity which requires that the Company supply it with the Data, (ii) readable on the Company's or such entity's computer system. and
 (iii) which complies with the file layout specifications set forth on
 Schedule 4, or any subsequent file layout specifications provided to the General Agent by the Company. The Data shall include all information contained in the Registers described in Schedule 3. The reports to be provided to the Company shall include, but shall not be limited to information, and statistical data (i) required by the Insurance Services Office ("ISO"). (ii) necessary for the Company to prepare any reports required by the National Association of Insurance Commissioners or National Council of compensation Insurers (including unit statistical reports and data calls relating to any workers' compensation Policies), and (iii) necessary for any other purpose the Company may reasonably require same including, without limitation; (A) to monitor and evaluate the business written under this Agreement; (B) to comply with any reporting requirements under any applicable reinsurance agreements; and (C) to comply with any current or future state or rating agency reporting requirements The General Agency shall also prepare completed reports for the ISO including the data and detail required by the ISO, and in the format required by the ISO, and shall (i) submit such reports directly to the ISO with a copy to the Company, or (ii) submit such reports to the Company for transmission to the ISO. Any request by the Company for information to monitor and evaluate the business written under this Agreement, to comply with reporting requirements under reinsurance agreements or to comply with current or future state or other reporting requirements shall be deemed a reasonable request Notwithstanding anything to the contrary elsewhere in this Agreement, the General Agent shall deliver all such reports to the Company at least fifteen
 (15) days before applicable filing deadlines.

           (c) The General Agent shall own the book of business which is the subject of this Agreement, including without limitation, the Policy renewals and expirations, the Policyholder list, the list of Agents, all financial information, relating to the Policies (including rating. underwriting and loss information), and any and all goodwill and trade secrets relating thereto (the "Book of Business"). The Company acknowledges the General Agent's ownership of the Book of Business and agrees to preserve and protect such assets on behalf of the General Agent. The Company shall further preserve and protect all Data and confidential information pertaining to the Book of Business (the "Confidential Information") Clarendon will hold and will cause its respective employees and employees of its affiliate companies, to hold in strict confidence the Confidential Information (except to the extent that such information can be shown to have been (i) previously known to Clarendon (or its respective affiliates) prior to its disclosure
 (ii) in the public domain through no fault of Clarendon or (iii) later lawfully acquired by Clarendon (or its respective affiliates) from other sources), and will not release or disclose such information to any other person, except in connection with this Agreement to its respective auditors, actuaries, attorneys, financial advisors and other consultants or advisors. Clarendon and its respective representatives may provide such Confidential Information in response judicial or administrative processes or applicable governmental laws, rules, regulations, orders or ordinances, but only that portion of the Confidential Information which, on the advice of counsel. is legally required to be furnished, and provided that Clarendon notifies the General Agent of its obligation to provide such information and fully cooperates with the General Agent to protect the confidentiality of such Confidential Information under applicable law. The Company further agrees that, in no event, shall it, directly or indirectly, deliver, discuss or make available any Confidential Information to anyone who is known by the Company to be involved directly or indirectly with the operations, performance, strategies or management of any other person or entity that is a competitor of the General Agent.

           (d) The General Agent may not move the Book of Business to another carrier (other than to move a minimum amount of business to an affiliate to comply with Texas statutory requirements): (i) until May 1, 2003, or (ii) unless the Company terminates this Agreement without cause pursuant to Section 7.1(a), or (iii) unless this Agreement has been terminated with cause under section 7.2(b), 7.2(e), 7.2(h), 7.2(i) or 7.2(j) herein. During the term of this Agreement. the General Agent shall provide the Company will, a right of first refusal with respect to all new proposals for new programs.

           (e) The General Agent shall maintain permanent copies of Policies, applications for Policies and correspondence relating to Policies, as hard copies, on microfiche, or archived on fixed or movable media. These permanent copies shall not be destroyed without the prior written permission of the Company for a period of at least five (5) years from the termination date of the applicable Policy, or the period specified by the applicable state statute regulating preservation of records, whichever is longer. The General Agent shall provide reasonable access to, and copies of, its books and records to any insurance department having jurisdiction with respect to the Policies, in such form as may by usable by the department.

           (f) Within ninety (90) days after the end of each of its fiscal years the General Agent shall furnish the Company with copies of its financial statements certified as true complete and accurate by its chief executive officer and chief financial officer.

           (g) The Company's acceptance of any deposit of funds to the Premium Bank Account, or any transfer of funds to or from the Operating Account, shall not be deemed an acknowledgment by the Company of the accuracy of any report submitted by the General Agent, nor shall it be deemed a waiver of any right or remedy of the Company under this Agreement or at law.

           (h) If the General Agent or the Company receives an inquiry or complaint from any regulatory authority having jurisdiction concerning a violation of insurance law or regulation, or a complaint disputing coverage under any Policy, or any processor litigation document, or threat of litigation, with respect to any matter covered in this Agreement, prompt notice and a true copy shall be given to the other party. If a response affecting the Company is required. the General Agent shall, within five (5) business days (or such lesser time period as may be allowed by the applicable regulatory authority or by any process) after the receipt of the inquiry, complaint or other notice, draft a response and submit the draft to the Company for its prior approval before submission of the response. The Company's approval shall be implied if he General Agent does not receive comments within 7 days of its submission to the Company.

           (i) The Company may suspend the General Agent's underwriting authority for such periods as the Company may determine in the event the General Agent breaches any material provision of this Agreement.


                                  ARTICLE 4

                                  EXPENSES

      4.1 General Agent's Expenses. The General Agent shall pay all expenses incurred by it in connection with marketing, producing, underwriting and servicing the Policies including, but not limited to, the following:

           (a) Printing of proposals, Policy jackets, contracts of insurance, endorsements, cancellation notices, premium notices, records and reports, and all other documents required to fulfill the obligations of the General Agent under this Agreement.

           (b) Advertising, public relations and transportation expenses pertaining to the Policies. The General Agent shall obtain the prior written approval of the Company before issuing any advertisement, circular, pamphlet, or other publication which refers to the Company.

           (c) The General Agent's office expenses, including rent, salaries of its personnel, utilities, data processing performed by or at the request of the General Agent, furniture, fixtures, equipment, supplies, telephone, postage, and other general overhead expenses.

           (d) Agent and subcontractor expenses including processing costs, compliance costs, licensing costs, fees and appointment costs (including any costs incurred by the Company or through an independent vendor on the Company's behalf to process agency appointments).

           (e) Compliance work expenses, licensing costs and processing costs (including the cost of rate and form filings for approval by the appropriate regulatory authorities).

      4.2 Company's Expenses. The Company shall pay all expenses directly attributable to its overhead and operations.

      4.3 Recovery Expenses in the Event of Breach. In addition to all other rights and remedies of the Company under this Agreement and at law, the Company shall he entitled to immediate payment or reimbursement from the General Agent for all Expenses (as later defined) incurred or paid by the Company by reason of the General Agent's breach or non-performance of any obligation on its part to be observed or performed under this Agreement. The obligations of the General Agent referred to in this Section 4.3 include, but are not limited to:

           (a) the obligation to deposit report and remit premiums to the Company;

           (b)  the obligation to remit return premiums to insureds when due

           (c) the obligation to process all Policies, endorsements, and notices of cancellation or non-renewal, pursuant to, and otherwise to be in compliance with, the Underwriting Standards;

           (d) the obligation to comply with the Company's Agent appointment procedures;

           (e) the obligation to observe and comply with applicable laws, regulations, rules and rates affecting the transaction of business under this Agreement: and

           (f)  the obligation to comply with Article 3 of this Agreement.

 The term Expenses as used in this Agreement shall include, but shall not be limited to reasonable and necessary costs, charges, fines, penalties, and the following reasonable and necessary expenses: legal, accounting, data processing, file retrieval, software, clerical help, professional services, travel, and all internal expenses of the Company related to the business covered by this Agreement. The General Agent shall pay or reimburse the Company for all Expenses immediately upon receipt of a written statement setting forth such Expenses. Interest at the rate of the lesser of (i) 18% per annum or (ii) the highest rate of interest permitted by applicable law, shall accrue with respect to any Expenses remaining unpaid for thirty (30) days after presentation of such statement until payment in full of the Expenses with accrued interest.


                                  ARTICLE 5

                                  INDEMNITY

      5.1 General Agent's Indemnity. The General Agent agrees to indemnify the Company, its subsidiaries, successors and assigns, and the shareholders, directors, officers, agents and employees of any of them (collectively "Company lndemnitees"), against and in respect of any and all claims (not including covered claims made under any Policy properly issued in accordance with this Agreement), demands, actions, proceedings, liability, losses, damages (except consequential damages), judgments, costs and expenses, including, without imitation, attorneys' fees, disbursements, and court costs, and any loss in excess of Policy limits, as well as extra-contractual obligations, including but not limited to punitive, exemplary, or compensatory damages, suffered, made or instituted against or incurred by the Company Indemnitees, or any of them, and which arise, directly or indirectly, out of or result from; (i) bad faith or gross negligence of the General Agent or any Agent, or its employees or representatives, in discharging its obligations to the Company or to the Policyholders, and/or
 (ii) any failure by the General Agent or any Agent, or its employees or representatives to perform its obligations under or relating to this Agreement; provided however that the actions of the General Agent described in subsection (i) or (ii) were not taken pursuant to the written instructions of the Company.

      5.2 Security for General Agent's lndemnity To secure performance of its obligation to indemnify the Company Indemnitees, the General Agent hereby collaterally assigns to the Company (i) all rights or remedies it may have now or in the future against any Agent under any contract or otherwise relating in any manner to the Policies and (ii) all of its rights to renew the business generated under this Agreement and under any other agency agreements to which the Company and the General Agent are parties ('Policy Renewal Rights") and (iii) all of its underwriting and claim tiles, records and computer tapes, disks and other storage devices relating to the administration of the Policies under this Agreement and policies under any other agreement to which the Company and the General Agent are parties. The foregoing assignment will only become effective and enforceable if and when this Agreement is terminated pursuant to Section 7.2, subdivisions (d), (f), or (g). No further documentation shall be required to evidence the assignments referred to herein. At the Company's request, however, the General Agent shall execute and deliver any documents reasonably requested by the Company to further evidence the foregoing assignments, and should the General Agent fail or refuse to execute and deliver such documents within ten (10) business clays of the Company's request therefore, the Company may execute and deliver same as attorney-in-fact. for the General Agent

      5.3 Company's Indemnity. The Company agrees to indemnify the General Agent, its subsidiaries, successors and assigns, and the shareholders, directors, officers, agents and employees of any of them (collectively "General Agent Indemnitees"), against and in respect of any and all claims, demands, actions, proceedings, liability, losses, damages (except consequential damages), judgments, costs and expenses. including, without limitation, attorneys' fees, disbursements and court costs, and any loss in excess of Policy limits, as well as extra-contractual obligations, including but not limited to punitive, exemplary, or compensatory damages, suffered, made or instituted against or incurred by the General Agent Indemnitees, or any of them, and which arise, directly or indirectly, out of, or result from; (i) bad faith or gross negligence of the Company, or its employees or representatives in discharging its obligations to the General Agent or to the Policyholders, and/or (ii) any failure by the Company, or its employees or representatives, to perform its obligations under or relating to this Agreement.


                                  ARTICLE 6

                                   NOTICES

      Any notice or other communication hereunder shall be in writing and shall be deemed fully made or given (a) when hand delivered, (b) on the business day after it is delivered to a recognized overnight courier service for overnight delivery to a party at the address of such party stated below (or to such changed address as such party may have fixed by notice), or (c) three (3) business days after it is mailed to a party, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at its address stated below (or to such changed address as such party may have fixed by notice):

      To the General Agent:

           Millers General Agency, Inc.
           C/o Millers American Group
           777 Main Street, Suite 1000
           Fort Worth, TX 76102
           Attn:  Joy J. Keller


      To the Company:

           Clarendon, National Insurance Company
           1177 Avenue of the Americas
           New York, NY 10036
           Attn:  President


                                  ARTICLE 7

                                 TERMINATION

      7.1  Voluntary Termination. This Agreement may be terminated by:

           (a) the Company, without cause, at any time, by giving the General Agent not less than one hundred eighty (180) days prior notice of such termination; or

           (5) the General Agent without cause, on or after July 1, 2003, by giving the Company not less than one hundred eighty (180) days prior notice of such termination..

      7.2  Other Grounds for Termination: This Agreement shall terminate:

           (a) with respect to any state in which the General Agent is authorized under this Agreement to issue Policies, at the election of the Company upon notice to the General Agent, if any public authority cancels or declines to renew any of the General Agent's licenses in such state; and this entire Agreement may be terminated, at the election of the Company upon notice to the General Agent if any public authority cancels or declines to renew any licenses of the General Agent which are necessary to the legal performance of its obligations hereunder, or if any license of the General Agent is canceled or not renewed by reason of fraud or other willful misconduct of the General Agent;

            (b) with respect to any state in which the General Agent is authorized under this Agreement to issue Policies, if any public authority cancels or declines to renew any Company license required to be maintained in such state;

           (c) at the election of the Company, upon thirty (30) days notice to the General Agent, in the event of a change of control (as defined in Section 8.5), unless 0) the General Agent has provided the appropriate notice as described in Section 8.5 and (ii) the Company agrees in writing to such change of control;

           (d) at the election of the Company, upon notice to the General Agent, if the General Agent becomes insolvent, if it makes an assignment for the benefit of its creditors, if a petition for relief under the Bankruptcy Code is filed by or against it, or if a trustee, receiver or other custodian of its assets is appointed;

           (e) upon the filing by or against the Company of a petition for relief under the Bankruptcy Code, or the issuance of an order of liquidation or rehabilitation or similar action against the Company by any public authority having jurisdiction;

           (f) at the election of the Company, upon notice to the General Agent, of the General Agent commits any of the following acts or omissions: fraud, gross negligence or willful misconduct (which includes but is not limited to. willful violation of the Company's lawful instructions, willful violation of any material covenant in this Agreement or of the Claims Agreement on its part to be performed, or willful violation of any insurance department regulation or statutory provision applicable to the General Agent);

           (g) at the election of the Company, upon ten (10) days notice, if the General Agent breaches any provision of this Agreement or of the Claims Agreement (other than breaches or violations by the General Agent covered elsewhere in this Section 7.2) and fails to cure such breach within thirty
 (30) days after notice of the breach is given to the General Agent by the Company; for purposes of this subdivision (g), routine differences in the accounting methods of the General Agent and the Company which involve minor amounts, and do not involve premiums collected and knowingly withheld by the General Agent, shall not constitute failure to account for and pay over premiums provided all items not in dispute are paid in accordance with the collection and remittance procedures set forth in this Agreement;

           (h) with respect to any state in which the General Agent is authorized under this Agreement to issue Policies, at the election of the Company upon notice to the General Agent, in the event of any material change in the Company's obligations under the Policies, or in its business prospects, caused by (i) a change in law or insurance regulations in such state or (ii) any suspension, prohibition or cease and desist order or decree issued by any public authority having jurisdiction affecting any business produced under this Agreement;

           (i) at the election of the Company, upon notice to the General Agent, in the event of the cancellation of or an adverse change in, the Company's reinsurance arrangements for business produced under this Agreement;

           (j) at the election of the Company, upon thirty (30) days notice to the General Agent, in the event the Loss Ratio at the end of any Underwriting Year is greater than 100%. For the purposes of this provision, "Loss Ratio" means the percentage obtained by dividing losses incurred (including incurred but not reported losses as determined by the Company) under the Policies by earned premium during the Underwriting Year;

           (k) at the election of the Company, upon thirty (30) days notice to the General Agent, if the General Agents' affiliates, The Millers Insurance Company and Millers Casualty Insurance Company or either of them. breach a material covenant of that certain Stop Loss Reinsurance Agreement between them and the Company dated as of January 1, 2001;

           (l) at the election of the General Agent upon notice to the Company, in the event of the cancellation of or an adverse change in. the Company's reinsurance arrangements for business produced under this Agreement; or

           (m) at the election of the Company, upon notice to the General Agent, if any of the following entities becomes insolvent, makes an assignment for the benefit of its creditors, files or has flied by or against it a petition for relief under the Bankruptcy Code, or has a trustee, receiver or other custodian of its assets appointed: Millers American Group, Inc., Trilogy Holdings, Inc., The Millers Insurance Company, Phoenix Indemnity Insurance Company, Millers General Agency, Inc. or Millers Casualty Insurance Company.

      7.3 Rights upon Termination. Upon termination of this Agreement in accordance with this Article 7:

           (a) the obligations of the General Agent and the Company to the effective dale of termination shall be discharged promptly;

           (b) the General Agents records and the use, ownership and control of the Policy Renewal Rights and the right to commission therein shall remain the property of the General Agent, provided the General Agent is substantially in compliance with its material obligations to tile Company under this Agreement. If however, this Agreement is terminated pursuant to
 Section 7.2, subdivisions (d), (f) or (g), the Company shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the New York Commercial Code with respect to the security described in section 5.2;

           (c) when a notice of termination is sent to the General Agent, the General Agent shall have no authority to issue quotes binders or Policies with effective dates on or after the effective date of termination of this Agreement; and

           (d) the Company may suspend the General Agent's underwriting authority during the pendency of any dispute regarding termination of this Agreement; provided, however, that the Company and the General Agent shall fulfill their obligations under in-force Policies regardless of any such dispute.

      7.4 Procedure upon Termination. The following procedures shall be followed in the event of a termination of this Agreement:

           (a) If an MGA Notification was sent to the General Agent, then within fifteen (15) days of any notice of termination of this Agreement the Company shall file written notice thereof with the New Jersey Insurance Department on a form established by the Department. The termination shall not be effective until receipt of such notice of termination by the New Jersey Insurance Department.

           (b) The General Agent shall promptly return to the Company any Policies, forms or other supplies imprinted with the Company's name regardless of who incurred the cost for same.

           (c) The General Agent shall, at its sole expense, but retaining its rights to renewal commissions, run-off the in-force business to normal expiration in accordance with the provisions of this Agreement. The Company, however, may elect to run-off-the in-force business itself or through its designee, in which case it may do so, and if this Agreement is terminated pursuant to Section 7.2, subdivisions (a), (d), or (g). the General Agent shall nevertheless be liable for all expenses of the run-off operation; provided, however, the termination is for reasons other than those set forth in those subdivisions, the Company shall bear the expense of the run-off if it elects to run-off the business itself or through its designee. The term "run-off" as used in this Agreement shall mean confirming coverage under the Policies to claims adjusters, administering the in-force Policies and any required renewals thereof and endorsements thereto, providing reports to the Company as required by this Agreement, paying premiums to the Company and return premiums to the insureds, collecting all sums due from Agents, including return commissions, and such other activities as required of the General Agent under this Agreement. If this Agreement is terminated pursuant to Section 7.2, subdivisions (a), (d), (f) or (g), and the Company elects to run-off the in-force business, the General Agent shall have no right to unearned commissions and will immediately pay to the Company all unearned commissions theretofore paid to the General Agent.

           (d) If the General Agent is unable, or refuses, to run-off the in-force Policies, or if the Company elects to run-off such Policies itself or through its designee, the General Agent shall promptly provide thc Company, without charge, with a tape back-up of all Data files In addition, the General Agent shall use its reasonable best efforts. if not prohibited by law, to provide the Company, at the General Agent's expense, with a limited license to use the software system used by the General Agent in connection with the administration and run-off of the business produced under this Agreement, including all computer programs and updated source and object codes ("Software"). The General Agent shall use its best efforts to deliver the Software, as well as all necessary manuals and instructions, to the Company together with, or as soon as practicable after, delivery of the Data to the Company.

           (e) The Company acknowledges and agrees that its use of the Data and Software shall be limited to the administration and run-off of the business produced under this Agreement, and the furnishing of the Data and Software to the Company by the General Agent shall not be construed to convey title or any rights to same, or any part thereof to the Company, and shall not be construed as conferring upon the Company any right to sell, lease, transfer or dispose of all or any portion of the Data or Software (except that same may be used by the Company's designee, if any, for the purpose of administering and running-off-the business). The Company further agrees that (i) it shall not copy any part of the Data or Software, or the source or object code, except as may be required to administer and run-off the business, and (ii) promptly upon completion of the administration and run-run-off of the business it shall return to the General Agent the Data, the Software, the source and object codes, and any other documents proprietary to the General Agent which were delivered to the Company pursuant to his Article 7. The Company's designee shall execute an agreement setting forth the requirements stated in this section 7.4(e).

      7.5 No Consequential Damages. Neither the General Agent nor any of its employees or representatives, shall have or assert any claim against the Company, its subsidiaries, successors, or assigns, or the shareholders, directors, officers, agents or employees of any of them, for loss of business, loss of profits, or damage to goodwill or reputation, as a result of the termination of this Agreement in accordance with Article 7.


                                   ARTICLES

                                MISCELLANEOUS

      8.1 Relationship of Parties. Nothing contained in this Agreement shall be deemed to create the relationship of partners, joint venturers, or employer/employee between the Company and the General Agent, it being understood that the General Agent is an independent contractor of the Company for the purposes set forth in this Agreement. For purposes of interpreting the provisions of this Agreement, the General Agent shall be deemed to be the Company's agent, and it shall perform all of its obligations under this Agreement to the full extent required of an agent under the law.

      8.2 Subcontracting. The General Agent may not enter into a subcontract or subcontracts with another person. entity or entities ("Subcontractors", or individually "Subcontractor") pursuant to which such Subcontractor or Subcontractors shall perform any of the services or produce any of the reports to be performed or produced pursuant to this Agreement, unless the identity of any such Subcontractor and the form and content of any subcontract therewith is approved in advance in writing by the Company. No such subcontract shall relieve the General Agent of responsibility for the fulfillment of any of its obligations hereunder.

      8.3 Assignment. The General Agent shall not assign or otherwise transfer this Agreement or any rights hereunder without the prior written consent of the Company.

      8.4  Trust Funds.

           (a) In any action or proceeding brought by the Company to recover premiums or return premiums or other funds due the Company under this Agreement or due the insureds under the Policies (collectively "trust funds"), the General Agent shall he obligated to account on its own records for such trust funds and to pay the Company all sums for which it cannot account. The Company shall be entitled to bring any action or proceeding available at law or equity to recover trust funds and to assert claims therein including, without limitation, claims for an accounting, for breach of contract and for conversion. In any such action or proceeding it shall be conclusively presumed that the General Agent is a fiduciary of the Company with respect to trust funds and is liable to the Company for trust hinds which have not been timely paid; and the General Agent waives (i) any right it may have to assert any non-compulsory counterclaim, non-compulsory cross-claim, or set-off in the action or proceeding, and (ii) the right to trial by jury and any claim that the forum or situs is inconvenient. The General Agent shall retain the right to bring any separate proceeding it deems appropriate to recover any claims it may have as a creditor of the Company, or otherwise, but the pendency of such proceeding shall not delay, hinder or defeat the Company's right to promptly recover any trust funds then due or to levy upon any judgment therefor,

           (b) As a condition precedent to the Company's entering into this Agreement, the ultimate parent company of the General Agent shall execute and deliver to the Company a guarantee of payment of the trust funds. The guarantee shall be in the form attached as Schedule 5.

      8.5 Change of Control. The General Agent shall notify the Company in writing at least thirty (30) days prior to any of the following occurrences, each of which shall he deemed a "change of control":

           (a) A sale, transfer, or the issuance to a new shareholder or member, of ten (10%) percent or more of the voting stock or membership interests of the General Agent other than to an affiliate of the General Agent; or

           (b) A sale or transfer of a substantial portion of the material assets of the General Agent, or any merger or consolidation of the General Agent with another entity or entities; or

           (c)  A change in any director or principal officer of the General
 Agent: or

           (d) An assignment or transfer of this Agreement or any rights hereunder by the General Agent.

      8.6 Governing Law Consent to Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York applicable to contracts to be performed in the State of New York. The parties agree that any action or proceeding, however characterized, relating to this Agreement may be maintained in the courts of the State of New York sitting in the Borough of Manhattan, City of New York or the federal court for the Southern District of New York, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of any such court for the purposes of any such action or proceeding and irrevocably agree to be bound by any judgment rendered by any such court with respect to any such action or proceeding. The parties hereby waive any objection they may now or hereafter have to the venue of any such action or proceeding in any such court and any claim that such action or proceeding has been brought in an inconvenient forum.

      8.7 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW,
 EACH OF THE PARTIES HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREIN. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filled in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

      8.8 No Third Party Benefits. This Agreement is for the sole and exclusive benefit of the parties and their successors and permitted assigns, and no third party is intended to or shall have any rights here under.

      8.9 No Waiver The failure of either party to insist upon strict compliance with any provision of this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver by such party of the provision or prevent such party from exercising such right or remedy in the future.

      8.10 Entire Agreement. This Agreement, and the Schedules attached, sets forth the entire understanding of the parties with regard to its subject matter, and supersedes and merges all prior discussions, agreements, promises, representations, warranties and arrangements between them with regard to such subject matter. Neither party shall be bound by any agreement, representation or warranty regarding such subject matter other than as expressly set forth in this Agreement or in a subsequent writing signed by the party to be bound thereby. This Agreement may not be modified or supplemented, nor may any provision be waived, except by a writing signed by the party to be hound thereby.

      8.11 Severability. if any provision of this Agreement is held to be invalid or unenforceable such impediment shall attach only to such provision and shall not render invalid or unenforceable any other provision of this Agreement.

      8.12 Headings. The headings used in this Agreement or any Schedules are inserted for convenience only and stall not affect the meaning or interpretation of the Agreement.

      8.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

      8.14 Schedules. The Schedules referred to in this Agreement are an integral part of and shall he deemed incorporated in, the Agreement.

      8.15 Further Assurances. The parties shall execute and deliver such other documents or instruments and take such other action as may be reasonably required to more effectively implement the provisions and intent of this Agreement.

      8.16 Benefit of Parties. This Agreement shall bind and benefit the successors and permitted assigns of the panics

      8.17 Survival. All of the terms, covenants, agreements, obligations, conditions, representations and warranties set forth in this Agreement and in any document or other writing delivered pursuant hereto, shall survive the termination of this Agreement and shall continue in full force and effect so long as any liability or obligation under this Agreement is outstanding or unpaid.



      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

 Attest:                  MILLERS GENERAL AGENCY, INC.

                          By: /s/

                          Title:

 Attest:                  CLARENDON NATIONAL INSURANCE COMPANY

                          By: /s/

                          Title:

                                  SCHEDULE 1
                                  ----------

               AUTHORIZED COVERAGES MAXIMUM LIMITS OF LIABIL[TY




                                  SCHEDULE 2
                                  ----------

                                    STATES




                                  SCHEDULE 3
                                  ----------

                       ACCOUNTING REGISTERS - DEFINITIONS




                                  SCHEDULE 4
                                  ----------

 Policy Master Fields Listings

 Policy Premium by Line Fields Listing

 Policy In-force Premium Fields Listing

 Policy Billing Transactions Fields Listing

 Aged Policy Receivables Fields Listing

 Policy Cash Transactions Fields Listing

 Gross Policy Collected and Change in Receivables Fields Listing

 Policy Premium by Category Fields Listing
 Workers Compensation

 Policy Facultative by Line Listing




                                  SCHEDULE 5
                                  ----------

                     GUARANTEE OF PAYMENT OF TRUST FUNDS




                                  SCHEDULE 6
                                  ----------

                  GUARANTEE OF PAYMENT OF THE E&O SHORTFALL